CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB-2/A of Artcraft V, Inc. of our report dated March 18, 2006 on our audit of the financial statements of Artcraft V, Inc. as of December 31, 2005 and the results of its operations and cash flows for the year then ended, and the reference to us under the caption “Experts”.

/s/ Kabani & Company, Inc.
Los Angeles, California

February 5, 2007